Exhibit 99.1

Socket Mobile Reports Positive EBITDA and Revenue of $4.7 million for Q311

 Q3 revenue up 8 percent sequentially and up 37 percent year-over-year

NEWARK, Calif., – October 25, 2011 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2011 third quarter ended September 30, 2011.

Revenue for the third quarter of 2011 was $4.7 million, an increase of 37 percent compared to revenue of $3.4 million for the same quarter a year ago and an increase of 8 percent over revenue of $4.4 million in the immediately preceding quarter. Net loss for the third quarter of 2011 was $727,000, or a loss of $0.16 per share, compared to a net loss of $768,000, or $0.20 per share, in the third quarter of 2010 and a net loss of $392,000, or a loss of $0.09 per share, in the immediately preceding quarter. The net loss in the third quarter of 2011 included $564,000, or $0.13 per share, of debt discount amortization associated with senior convertible notes. The notes were fully converted into common stock as of the end of third quarter. The portion of the net loss attributable to stock option expensing in the third quarter of 2011 was $189,000, or $0.04 per share, compared to $189,000, or $0.05 per share, in the third quarter of 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2011 was a profit of $142,000, or $0.03 per share compared to an EBITDA net loss of $401,000, or a loss of $0.11 per share, in the third quarter of 2010 and an EBITDA profit of $73,000, or $0.02 per share, in the immediately preceding quarter.

Operating expenses for the third quarter of 2011 were $2.1 million, flat compared to operating expenses of $2.1 million for the same quarter a year ago, and higher by 5 percent compared to operating expenses of $2.0 million in the immediately preceding quarter.

Cash and cash equivalents were $0.9 million at September 30, 2011 compared to $1.0 million at June 30, 2011 and $0.5 million at December 31, 2010.

Kevin Mills, president and chief executive officer, commented, “We achieved continued sequential growth in both revenue and EBITDA in the third quarter, with increase in total revenue driven by record quarterly sales of our SoMo handheld computers as well as continued sequential growth in sales of our family of barcode scanners. We significantly improved delivery performance of our handheld computers. We shipped over 5,000 units in the quarter. Third quarter revenue did not include over $800,000 of products shipped too late in the quarter to distribution for revenue recognition. We recognize revenue when products clear distributor inventory. Overall demand for our handheld computers continues to grow. We are benefitting from Hewlett-Packard’s discontinuation worldwide of its model 200 series iPAQs. Socket’s handheld computers are compatible with the discontinued HP units and are an excellent replacement alternative. Demand for our barcode scanners is also increasing worldwide, helped by the recent introduction of our Apple certified barcode scanners for use with Apple smartphones and tablets.

“During the quarter, we also further strengthened the company financially. The balance of our convertible notes issued in November 2010 were converted by the holder into common stock during the third quarter, and earlier this month we were pleased to announce the activation of a $2.5 million bank revolving line of credit that we intend to use to finance anticipated growth. We are focused on continued positive momentum,” Mills concluded.

For the nine months ended September 30, 2011, revenue was $13.1 million, an increase of 20 percent compared to revenue of $10.9 million in the year ago period. Net loss was $2.0 million, or a loss of $0.49 per share, compared to a net loss of $2.4 million, or a loss of $0.63 per share for the same period one year ago. The net loss for the nine months ended September 30, 2011 includes $1.0 million or $0.25 per share, of debt discount amortization expense associated with senior convertible notes that were converted into common stock as of the end of the third quarter. The portion of the net loss attributable to stock option expensing for the nine months ended September 30, 2011 was $549,000, or $0.13 per share, compared to $509,000, or $0.13 per share, for the nine months ended September 30, 2010.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 379972#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With more than 19 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

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Socket Media Contact:	Socket Investor Contact:
Krista Rogers	Dave Dunlap
Marketing Communications Specialist	Chief Financial Officer
510-933-3055	510-933-3035
krista@socketmobile.com	dave@socketmobile.com

Investor Relations Contact:
Todd Kehrli / Jim Byers
MKR Group, Inc.
323-468-2300
sckt@mkr-group.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2011, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to: the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may choose not to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010
Revenue	$4,681	$3,414	$13,073	$10,875
Cost of revenue	2,684	2,052	7,735	6,403
Gross profit	1,997	1,362	5,338	4,472
Gross profit percent	43%	40%	41%	41%
Research and development	687	581	1,975	1,821
Sales and marketing	933	973	2,619	3,172
General and administrative	504	515	1,631	1,668
Amortization of intangibles	15	15	45	45
Total operating expenses	2,139	2,084	6,270	6,706
Interest expense, net	13	38	58	140
Debt discount amortization	564	—	1,033	—
Deferred tax provision	8	8	24	8
Net loss	$(727)	$(768)	$(2,047)	$(2,382)
Net loss per share: Basic and diluted	$(0.16)	$(0.20)	$(0.49)	$(0.63)
Weighted average shares outstanding: Basic and Diluted	4,440	3,798	4,203	3,794

Reconciliation of GAAP Net Loss to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010
Net loss GAAP	$(727)	$(768)	$(2,047)	$(2,382)
Interest expense, net	13	38	58	140
Income tax expense	8	8	24	8
Depreciation	80	117	257	358
Amortization of intangibles	15	15	45	45
Debt discount amortization	564	—	1,033	—
Stock compensation expense	189	189	549	509
Net profit (loss) EBITDA	$142	$(401)	$(81)	$(1,322)

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2011 (Unaudited)	December 31, 2010*
Cash	$907	$461
Restricted cash	—	711
Accounts receivable	2,615	814
Inventories	1,288	1,699
Other current assets	192	128
Property and equipment, net	309	471
Goodwill	4,427	4,427
Intangible technology	165	210
Other assets	86	146
Total assets	$9,989	$9,067
Accounts payable and accrued liabilities	$4,796	$4,404
Notes payable net of debt discount	—	330
Deferred income on shipments to distributors	1,171	674
Deferred service revenue	447	521
Other liabilities	249	245
Common stock and additional paid in capital	60,155	57,675
Accumulated deficit	(56,829)	(54,782)
Total Liabilities and Equity	$9,989	$9,067

*Derived from audited financial statements.

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